Exhibit 10.72

Long-Term Incentive Overview

Long-Term Incentive Compensation Program Overview
Awards Granted in 2024
Category 1 Covered Executives
There are three primary components of compensation at Fifth Third Bank: Base Salary, Variable Compensation (VC), and Long-Term Incentive Compensation (LTI). The following pages, the Fifth Third Bancorp 2021 Incentive Compensation Plan (“Plan”) and the applicable award agreements provide key details of the LTI program for awards granted in 2024. Please review this information carefully to understand how this element of your compensation will be awarded and delivered.
Compensation Philosophy at Fifth Third Bank
Fifth Third Bank pays for performance, both on an individual and a group basis (i.e. division or region). We structure our market-based compensation programs to target pay at the median of our peers for median performance and to provide upside and downside performance above and below median. We expect that our highest performers will receive a significantly larger share of cash incentive and long- term incentive awards with the lowest performers receiving little to no awards.
Awards to be granted to eligible employees in February of 2024 will be delivered as follows:

Band	Performance Shares	Restricted Stock Units	Stock Appreciation Rights
Bands A-B & Other Category 1 Covered Executives	50%	35%	15%

Long-Term Incentive Overview

2024 Performance Share Awards
Performance Shares – An Overview:
A Performance Share is a long-term incentive compensation vehicle granted pursuant to the Plan that gives participants the opportunity to receive a value subject to achievement of specific performance goals tied to the grant. The grant remains subject to forfeiture over a multi-year performance period with shares earned based on the achievement of the pre-determined performance metrics and goals set forth below.
The Performance Period for Performance Shares is three years. For grants made in February 2024 the performance period will run from Jan. 1, 2024 through Dec. 31, 2026, with payout, if any, occurring in February 2027 (as also outlined in the Award Agreement).

Performance Definition and Goals:
For Performance Shares, there are four performance criteria that are measured and assessed before any shares are earned: a core performance metric of Return on Average Common Equity (ROACE), two threshold goals of Efficiency Ratio and Return on Tangible Common Equity (ROTCE) and the Individual Risk Performance Evaluation. ROACE and the Efficiency Ratio are used to determine payout levels. The ROTCE and Risk Performance Evaluation are used to determine whether portions of grants should be forfeited. Each metric and how it is measured is described below:
Return on Average Common Equity (ROACE)
The core performance metric for Performance Shares is Return on Average Common Equity (ROACE). Fifth Third Bancorp’s ROACE is measured against the Bank’s revised peer group as follows:
•Citizen’s Financial Group, Inc.
•Comerica Incorporated
•First Horizon Corporation
•U.S. Bancorp
•First Citizens Bancshares, Inc.
•Huntington Bancshares Incorporated
•KeyCorp
•M&T Bank Corporation
•PNC Financial Services Group, Inc.
•Regions Financial Corporation
•Truist Financial Corporation
•Zions Bancorporation

ROACE Calculation: the number of performance shares earned is dependent upon the ROACE achieved by Fifth Third Bancorp during the Performance Period commencing Jan. 1, 2024 and ending Dec. 31, 2026 relative to the Peer Group set forth above. For this purpose, ROACE is calculated as cumulative adjusted net income available to common shareholders divided by average adjusted Bancorp common shareholders’ equity during the Performance Period. Adjusted net income available to common shareholders shall be determined based upon the financial results for each of the three fiscal years during the Performance Period, adjusted for the following items:
•Changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results
•Significant legal and regulatory settlements
•Asset write-downs, write-offs, dispositions, or sales resulting from a change in business strategy
•Mark-to-Market impacts on the Visa swap and gains associated with the redemption or sale of Visa shares

Long-Term Incentive Overview

•Merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges
•Gains or losses on securities
To the extent possible, the Human Capital and Compensation Committee (“the Committee”) also makes similar adjustments to the reported performances of peer group members.
Changes in the peer group resulting from M&A activity (e.g., a merger of peers, or a peer participating in an M&A transaction whereby they are not the surviving entity) will have an impact on the performance calculation. If such a change occurs, the Committee will review the situation, including time elapsed in each performance period to determine if the competitor should remain in the performance evaluation or be removed.
For performance periods where the peer or peers remain in the performance group, we will recognize the final reported financial performance of impacted peer(s) prior to the close of the M&A transaction, with any adjustments as noted above. The impacted peer(s) ROACE, will then be adjusted by the average change in overall remaining peer group’s performance throughout the Performance Period.
Average adjusted Bancorp common shareholders’ equity shall be determined based upon reported financial results for each of the three fiscal years during the Performance Period, adjusted to exclude accumulated other comprehensive income.
At the end of the three-year Performance Period, the percentile rank for ROACE will be determined based on cumulative adjusted results for Fifth Third Bancorp and the peer institutions above. The performance level payout will be determined according to the payout grid below.
Prior to payment, the Committee will certify the results achieved and will retain the ability to reduce the payout percentage at its discretion.

Efficiency Ratio
Efficiency Ratio is cumulative adjusted non-interest expense for the Performance Period divided by the cumulative adjusted revenue for such period based on reported financial results. The revenue adjustments exclude the same items as ROACE over the Performance Period. The Efficiency Ratio Performance Goal acts as a threshold goal and is applied following the end of the Performance Period.
The Efficiency Ratio Performance Goal works such that regardless of the percentage payout determined by the ROACE calculation, in order for the payout percentage to be above 100%, the average annual Efficiency Ratio during the Performance Period must be less than 65%. If the Committee certifies that average Efficiency Ratio during the Performance Period is higher than 65%, the maximum payout percentage for performance shares will be 100%.
For example: If Fifth Third Bancorp’s three-year cumulative ROACE performance places Fifth Third in 3rd ranking among peer banks and the Efficiency Ratio is less than 65%, the 2024 performance share award will payout at 150%. In this example, if Efficiency Ratio was higher than 65%, the payout would be capped at 100%.

Long-Term Incentive Overview

Payout Grid
In 2022, the payout calculation was changed from a tiered approach in ranking vs. peers for payout to an interpolated calculation approach in ranking vs. peers.

Rank	Payout Percentage	Rank	Ticker	ROACE	Payout
1	150%	1	Peer 1	14.06%	150%
2	150%	2	Peer 2	13.99%	150%
3	150%	3	Peer 3	13.96%	150%
4	Interpolated relative to top	4	Peer 4	13.40%	124%
5	quartile performance	5	Peer 5	13.19%	114%
6	100%	6	Peer 6	12.88%	100%
7	100%	7	Peer 7	12.81%	100%
8	Interpolated relative to	8	Peer 8	12.42%	92%
9	bottom quartile performance	9	Peer 9	10.53%	56%
10	0%	10	Peer 10	10.22%	0%
11	0%	11	Peer 11	9.74%	0%
12	0%	12	Peer 12	9.70%	0%

Payout Example
Assumptions	Example 1	Example 2
ROACE Percentile Rank	3rd	3rd
Efficiency Ratio	62%	67%
Payout	150%	100%

Performance Shares Earned
Following the end of the Performance Period, the Committee shall determine the level of ROACE, ROTCE and Efficiency Ratio achieved during the Performance Period and will certify results as such. The actual number of Performance Shares earned, if any, will be determined by multiplying the participant’s number of granted Performance Shares by the percentage payout result according to the ROACE payout grid reduced as appropriate by the Efficiency Ratio.
The number of performance shares that will be earned are subject to additional performance- based vesting provisions discussed in the “Additional Information for all Types of LTI” section. It is possible earned shares can be further reduced for failure to meet these additional provisions.
Except as otherwise provided herein, participants must be employed by Fifth Third on the distribution date in order to earn any Performance Shares.

Long-Term Incentive Overview

Distribution
Participants shall receive a number of shares of Fifth Third Bancorp stock equal to the number of Performance Shares earned within 70 days following the end of the Performance Period (or, if later, the date on the which it has been determined the extent to which the Performance Goals have been met). It is expected that the Committee will certify performance for Performance Shares in February 2027. The distribution of stock shall be net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to a participant to satisfy the withholding liability.
Please note that at this time the IRS allows employers to withhold only a statutory minimum amount of taxes. Tax withholding rates cannot be increased.
Dividend Equivalents
The 2024 performance share grant will earn dividend equivalent payments on performance shares each time a dividend is declared (typically quarterly). The amount of the dividend equivalents earned will be determined by multiplying a participant’s number of unvested Performance Shares by the stated dividend amount. Dividend equivalents will be accrued in cash and will be paid out when the underlying Performance Shares are earned and distributed.
Until distribution, any calculated dividends will be attached to the underlying Performance Share grant and viewable on the Fidelity website. When the shares are earned and approved for distribution, all accrued cash dividends attached to the shares will be adjusted according to the percent payout achieved and then will be paid in cash, net of any applicable taxes, through Fifth Third Payroll.
Impact of Termination
Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates voluntarily (except for Retirement), or involuntarily with Cause, or due to engaging in Detrimental Activity, misconduct, violation of Fifth Third’s Code of Conduct or other policies and procedures in the Company’s judgment and sole discretion, after the Performance Period but prior to distribution date, all Performance Shares shall be forfeited and no payment shall be made with respect thereto.
Participants who terminate employment during the Performance Period due to death or Disability as defined in “Additional Information for All Types of LTI” shall earn Performance Shares determined by: multiplying the participant’s number of Performance Shares granted by the appropriate percentage payout set forth in the Performance Level grid, calculated using the most recently reported financial results (reduced as needed by the Efficiency Ratio threshold and any portion forfeited due to failure to meet ROTCE and Risk Performance Evaluation Goals).
Participants who Retire, as defined in the “Additional Information for All Types of LTI” section below, or whose employment is terminating involuntarily without Cause or voluntarily for Good Reason, shall continue to be eligible to receive Performance Shares as set forth in Performance Shares Earned section above as if the participant remained employed through the distribution date; provided however, that following leaving the bank, participant’s Performance Shares shall not be subject to forfeiture based upon a Risk Performance Evaluation rating for any full calendar year in which participant did not work through Dec. 31.

Long-Term Incentive Overview

2024 Restricted Stock Units
Restricted Stock Units – An Overview
A Restricted Stock Unit (RSU) granted pursuant to the Plan is a long-term incentive vehicle that gives a participant a conditional right to Fifth Third Bancorp common stock following a multi-year vesting period. The units are considered “restricted” or “conditional” until they vest.
Restricted Stock Unit Vesting (also referred to as “Distribution”)
On the anniversary of the grant date over a three-year vesting period, one-third of the Restricted Stock Unit grant will vest. On the vesting date (or, “distribution date”), one-third of the granted units convert to Fifth Third Bancorp common stock and shares are issued and registered in each participant’s name by the Bancorp. These shares are delivered to the participant’s Fidelity Brokerage Account net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to satisfy the withholding liability unless an election is made on Fidelity’s website to pay the tax obligations with cash available in the participant’s Fidelity brokerage account. If the cash election is chosen, there must be enough cash in the brokerage account to cover the entire tax obligation owed one full week before the vest date. Please note that at this time the IRS allows employers to withhold only statutory minimum amount of taxes. Tax withholding rates cannot be increased.
The number of RSUs that vest each year are subject to additional performance-based vesting provisions discussed in the “Additional Information for All Types of LTI” section.
Dividend Equivalents
Dividend equivalents will be earned each time a dividend is declared (typically quarterly). The amount of the dividend equivalents earned will be determined by multiplying a participant’s number of unvested RSUs by the stated dividend amount. The 2024 RSU grant dividend equivalents will be accrued in cash and will be paid out when the underlying RSUs are earned and distributed.
Until distribution, any calculated dividends will be attached to the underlying RSUs and viewable on the Fidelity website. When the shares are earned and approved for distribution, all accrued cash dividends attached to the shares will be paid in cash, net of any applicable taxes, through Fifth Third Payroll.
Impact of Termination
Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates voluntarily (except for Retirement), or involuntarily with Cause, or due to engaging in Detrimental Activity, misconduct, violation of Fifth Third’s Code of Conduct or other policies and procedures in the Company’s judgment and sole discretion, all unvested Restricted Stock Units shall be forfeited and no payment shall be made with respect thereto.
Participants who terminate employment due to death or Disability as defined in “Additional Information for All Types of LTI”, shall immediately vest in all unvested Restricted Stock Units upon death of disability. Distribution of the shares of Fifth Third Common Stock will be made following such date.
Participants who Retire or whose employment is terminated without Cause or voluntarily for Good Reason as defined in “Additional Information for All Types of LTI”, shall continue to vest in Restricted Stock Units and distribution of shares of Fifth Third common stock shall be made on the applicable annual vesting dates.

Long-Term Incentive Overview

2024 Stock Appreciation Rights
Stock Appreciation Rights – An Overview
A Stock Appreciation Right Award (SAR) is a long-term incentive vehicle granted pursuant to the Plan that gives a Participant a conditional right to receive Fifth Third common stock of a value equal to any appreciation in the value of Fifth Third common stock between the Grant Date of the award and the date the Stock Appreciation Right is exercised following vesting.
Stock Appreciation Rights Vesting
Stock Appreciation Rights will vest in equal installments over the multi-year period set forth in the Award Agreement. Stock Appreciation Rights granted in February 2024 will vest in one-third increments over three years.
The number of SARs that vest each year are subject to additional performance-based vesting provisions discussed in the “Additional Information for All Types of LTI” section.
Exercise of Stock Appreciation Rights
Participants holding vested Stock Appreciation Rights may initiate an exercise at netbenefits.fidelity.com indicating the number of Stock Appreciation Rights they would like to exercise. At exercise, stock is received at a value equal to the appreciation of the stock from the grant date to the date the rights are exercised. Stock Appreciation Rights are payable and settled in stock net of any applicable taxes at the time of exercise.

Stock Appreciation Rights: Sample Exercise
The example at right shows the potential value of your SARs assuming:

•You are granted 1,000 SARs in February 2024.

•The grant price is $30 (fair market value on the date of the grant).

•You are 100% vested in 2027 (1/3 every year).

•You exercise 1,000 SARs when the stock is values at $40 per share.
Assumptions:		Calculation:
SARs granted	1,000	Market Value per share at exercise	$40
Grant price	$30	Grant Price	$30
Exercise Date	5/3/2028	Increase in value per share	$10
Market value per share at exercise	$40	Total gain ($10 * 1,000)	$10,000
SARs Exercised	1,000	Taxes Withheld (35%)	$3,500
Tax Rate	35%	Gain net of taxes	$6,500
		Number of shares to employee ($6,500 / $40)	162*

*In the event of fractional shares, the participant will receive cash equivalent to the fractional share value deposited into his/her Fidelity account. The above is for illustration purposes only and not a guarantee of future stock price appreciation.

Long-Term Incentive Overview

Grant Expiration Date
Each unexercised Stock Appreciation Right shall expire upon the 10th anniversary of its Grant Date set forth in the Award Agreement.
If an expiration date falls on a day where the NASDAQ market is not in session (i.e. over a weekend) the grant will expire at market close on the LAST trading day before the expiration date. Example: the ten-year anniversary date (expiration date) falls on a Saturday; the last day to exercise the SAR would be before market close on the last trading day before the expiration date, Friday.
NOTE: For any SAR that is at least $0.01 “in-the-money” at 4pm EST on the expiration date (i.e. FITB stock price is higher than the exercise price of the grant)”, Fidelity will initiate an automatic exercise of all shares set to expire. This “auto-exercise” feature ensures that any benefit attached to an award at expiration is realized and not lost.
Impact of Termination
Except as otherwise provided herein or in the Award Agreement, if the employment or service of a participant terminates for any reason, a participant shall have 90 days from the separation date to exercise any vested or “exercisable” Stock Appreciation Rights held as of the separation date.
Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates voluntarily (except for Retirement), or involuntarily with Cause, or due to engaging in Detrimental Activity, misconduct, violation of Fifth Third’s Code of Conduct or other policies and procedures in the Company’s judgment and sole discretion, all unvested Stock Appreciation Rights shall be forfeited and no payment shall be made with respect thereto.
Participants who terminate employment due to Death or Disability as defined in “Additional Information for All Types of LTI”, may immediately exercise all Stock Appreciation Rights granted to participant (whether or not vested and exercisable as of the date of death or disability) on or before the expiration date set forth in the Award Agreement.
Participants who Retire or whose employment is terminated without Cause or voluntarily for Good Reason as defined in “Additional Information for All Types of LTI”, shall continue to vest in Stock Appreciation Rights on the applicable vesting dates. Such awards shall be exercisable following the applicable vesting dates until the expiration dates.
How many SARs will I receive?
Each SAR is assigned an economic value based on the stock price at the time of grant, as well as other factors including the term of the SAR, shares available for awards and the volatility of Fifth Third stock. For example, if the economic value assigned to each SAR was $11.33, an individual receiving a long-term incentive award of $100,000 would receive 15 percent of that award ($15,000) in SARs. The number of SARs representing that $15,000 of value was calculated in this way: $15,000 divided by $11.33 equals 1,324 SARs.

Long-Term Incentive Overview

An Overview of Performance Shares, Restricted Stock Units, and Stock Appreciation Rights
The following is an overview of the key characteristics of each

Feature	Performance Shares	Restricted Stock Units	Stock Appreciation Rights
Definition	A performance share is a long-term incentive compensation vehicle that vests over a multi-year period, and derives value based on an achievement of predetermined long-term performance objectives.	Restricted stock units (RSUs) are equivalent to shares of common stock that cannot be sold until the vesting restrictions lapse.	A stock appreciation right (SAR) is not an actual share of stock but rather the right to receive stock at a value equal to the appreciation of the stock from the grant date to the date the SAR is exercised.
Value	The value of the performance shares will be based on the achievement of the performance goals.	The value of the unit equals the stock market’s price.	When you exercised your SARs, you will receive shares equal to the difference between the value at grant and the then current fair market value.
Vesting	Vesting of performance shares is three years. The performance period is Jan. 1, 2024 – Dec. 31, 2026.	Vesting of your RSUs may vary by grant. For this annual grant, restricted stock will vest 1/3 per year over three years on the anniversary date of the grant.	Vesting of your SARs may vary by grant, For this annual grant, SARs will vest 1/3 per year over three years on the anniversary date of the grant.
Grant Price	Not applicable	Not applicable	The closing price of the stock on the date of grant,
Grant Term	Not applicable	Not applicable	10 years from the date of the grant.
Dividends	You are eligible to earn dividend equivalents on your unvested performance shares.	You are eligible to earn dividend equivalents on your unvested RSUs.	You are not eligible to earn dividends or dividend equivalents on unexercised SARs.
Voting Rights	You do not have voting rights on your performance shares.	You do not have voting rights on your unvested RSUs.	You do not have voting rights on your SARs.
Taxation	You are subject to tax on the market value of the award at the end of the performance period. Accumulated dividend equivalents will be subject to ordinary income tax. Taxes are reflected on your pay statements and W-2.	You are subject to tax on the market value of the award at the vesting date. Accumulated dividend equivalents will be subject to ordinary income tax. Taxes are reflected on your pay statements and W-2.	You are subject to tax on the increase in value between the grant date and the date on which you exercise your SARs. Taxes are reflected on your pay statements and W-2.
Transactions*	Upon vesting, you can: •Hold the shares. •Sell the shares. •Transfer the shares.	Upon vesting, you can: •Hold the shares. •Sell the shares. •Transfer the shares.	Upon vesting, you can. •Exercise the SARs prior to expiration. •Hold, sell, or transfer any shares that are paid to you as stock.
*subject to insider trading restrictions, market conditions, and the stock ownership policy

Long-Term Incentive Overview

Additional Information for All Types of LTI
Grant Notification and Accepting your Award
Managers will communicate an award amount. Awards will be housed at Fidelity Investments. Once an LTI award is viewable on the Fidelity website, participants will receive an internal email communication containing a link to accept the award. This email will contain instructions for navigating the Fidelity website; www.netbenefits.fidelity.com.
Performance-based Vesting Applicable to RSUs and SARs
Adjusted Return on Tangible Common Equity (ROTCE)
ROTCE means the adjusted return on tangible common equity of Fifth Third Bancorp. Returns are calculated as cumulative adjusted net income available to common shareholders for the three fiscal years during the Performance Period divided by average tangible common equity (TCE). TCE is calculated as the weighted average sum of reported average Bancorp shareholder’s equity less average preferred stock, goodwill, and intangible assets, other servicing rights (excluding mortgage servicing rights) and accumulated other comprehensive income for each of the three fiscal years during the Performance Period.
Adjusted net income available to common shareholders shall be determined based upon reported financial results for each of the three fiscal years during the Performance Period, adjusted for the following items:
•changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results
•significant legal and regulatory settlements
•asset write-downs, write-offs, dispositions, or sales resulting from a change in business strategy
•mark-to-market impacts on the Visa swap and gains associated with the redemption or sale of Visa shares
•merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges
•gains or losses on securities
To the extent possible, the Committee also makes similar adjustments to the reported performance of peer group members.
ROTCE (determined in the same manner for all award types) for Fifth Third Bancorp for the fiscal year ending immediately prior to the anniversary date of the grant must meet or exceed 2 percent. If the ROTCE threshold is not met in any one of the three years during the vesting period (2024, 2025, 2026), one-third of the Performance Share grant will be forfeited and one-third of the RSU and the SAR grants may be forfeited at the Committee discretion. In addition, the Committee has discretion to forfeit up to 100 percent of all unvested grants of any type.

Long-Term Incentive Overview

Individual Annual Risk Performance Evaluation
The vesting of LTI is also subject to an individual risk management performance vesting condition. A participant’s individual Annual Risk Performance Evaluation is completed by the chief risk officer of Fifth Third Bancorp. For any fiscal year ending during the vesting period for which a Participant receives a rating less than “Achieves” on the annual Risk Performance Evaluation, the Committee has the discretion on an individual case-by-case basis to forfeit up to 100 percent of the Performance Shares, and unvested RSUs and SARs. In making its decision, the Committee will take into consideration the magnitude of the event and the accountability level of the participant.
Designation of a Beneficiary
Beneficiaries must be designated at Fidelity which allows a person or persons to receive any rights to which you would be entitled under the Long-Term Incentive Plan and all of the proceeds of your Fidelity brokerage account, including vested Fifth Third shares, in the event of your death.
Our ability to release awards timely to your beneficiary depends on various state laws and regulations. To assist in this process, it is imperative to designate a beneficiary on your Fidelity profile. If a participant does not establish a beneficiary, the estate shall be deemed to be the beneficiary. The process to release awards to the estate is dependent on when the estate provides adequate evidence, as applicable, to take control of the Fidelity account.
To designate a beneficiary at Fidelity, log onto your account at Fidelity.com > Customer Service > Update Your Profile > Beneficiaries. Then, complete the steps that follow.
Non-Transferability
LTI awards may not be assigned, transferred or pledged in any manner, and may be exercised only by a Participant during his or her lifetime. In the event of a participant’s death, the beneficiary (or if none, the estate) shall have the right to exercise any stock appreciation rights or sell any restricted stock held by the participant at death in accordance with Plan terms.
Retirement
Retirement means termination of employment as a Fifth Third employee by a participant who is at least 55 years of age, who also has completed five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 65. For purposes of retirement eligibility calculation, no partial years are considered. In addition, a break in service of any length will reset your service years.
NOTE: For the purposes of Stock Appreciation Rights; anyone meeting age 50 with five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 60, will be able to retain their VESTED stock appreciation rights for the full remaining term of the grant.
Impact of Awards on Other Terms and Conditions of Employment
The granting of an award is at the sole discretion of Fifth Third. Fifth Third is not obligated to make any award or permit any award to be made in the future. Nothing in these awards constitutes an obligation or guarantee with respect to the value of any award.
By accepting a grant agreement, you will be accepting and entering into the Confidential Information and Non- Solicitation Agreement attached to your grant agreement. Please be sure to read and understand this agreement prior to accepting your award.

Long-Term Incentive Overview

Finding the Plans
A general description of the tax effect of this award is included in the prospectus for Fifth Third’s equity compensation plans. You can locate the 2021 Incentive Compensation Plan and the 2021 Incentive Compensation Plan Prospectus by logging on to your Fidelity account at www.netbenefits.fidelity.com.
Defined Terms

Whenever used in the LTI Plan Overview, the following capitalized terms shall have the meanings set forth below

“Cause” means any of the following as determined by the Company:
•The Participant has committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement or theft;

•The Company or any subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment, and such order or directive has not been vacated or reversed upon appeal; or

•After being notified in writing by the Company to cease any particular Competitive Activity (as defined in the CIC Severance Plan), the Participant continues such Competitive Activity and the Company has determined that such act is materially harmful to the Company and/or any affiliate.

“Detrimental Activity” means any of the following as determined by the Company:

•Any activity that, in the Company’s judgment and sole discretion, causes, or could reasonably be expected to cause, harm to the Company’s performance or reputation. Examples of conduct that could rise to the level of “Detrimental Activity” include but are not limited to significant violation of Company policy and significant poor performance that continues after warning of such performance.

“Good Reason” means the occurrence of any one or more of the following without the Participant’s written consent:

•a material diminution in the Participant’s authority, duties or responsibilities (other than those which occur in connection with the Company’s succession planning, as determined by the Company in its sole discretion), provided that in no event shall the fact of a Participant ceasing to serve on the Enterprise Committee in and of itself constitute Good Reason;
•a material diminution by the Company in the Participant’s base compensation;
•a material (at least 50 miles) change in the geographic location in which the executive must perform services; or
•any other action or inaction that constitutes a material breach by the Company of the Plan.

“Disability” means totally and permanently disabled as from time to time defined under the Long-Term Disability Plan of the Company or a Subsidiary applicable to Employee, or in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor Section); provided, however, that to the extent an amount payable under this Plan which constitutes deferred compensation subject to Section 409A the Code would become payable upon Disability. “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation Section 1.409A-3.

“Retire” or “Retirement” means separation from service as an Employee, Director or Consultant for any reason (other than Death, Disability, Involuntary Without Cause, or under circumstances

Long-Term Incentive Overview

determined by the Company or a Subsidiary to constitute cause) on or after attaining the age and/ or a combination of age and years of service with the Company and/or Subsidiary, if any, provided by the Committee in the applicable Award Agreement or any amendment or modification thereof as constituting “Retirement” for purposes of such Award. Additional information on age requirements is described in the Retirement section above.

Long-Term Incentive Overview

Stock Ownership Guidelines
Stock ownership guidelines for Executives were updated in 2021.

Executive Level	Multiple of Base Salary
CEO (Pay Band A)	6x
Enterprise Executives (Pay Band B)	3x
Other Section 16 Officers (Pay Band C)	2x

Executives designated as Section 16 officers are required to retain 75% of net, after tax shares received from stock appreciation right exercises and restricted stock unit and performance share award vestings until the minimum ownership guidelines are met. Once these guidelines are met, Executives must retain 25% of net, after tax shares until two times their guidelines are met.
Please note that all shares obtained from awards made under any one of Fifth Third’s Incentive Compensation Plans apply to this requirement, regardless of when an individual became an executive or Section 16 officer.
Ownership will include shares owned individually and by immediate family members, restricted stock not yet vested, and shares purchased through the employee stock purchase plan.
Executives have up to five years to achieve the share ownership requirements highlighted above.
Section 16 executive officers are prohibited from engaging in speculative trading or hedging strategies with respect to Fifth Third Bancorp securities. Any hedged shares for non-Section 16 Officers are excluded from the calculation of ownership levels when analyzing progress towards meeting the stock ownership guidelines.

Note: All compensation plans, including the Variable Compensation Plan, are automatically amended as necessary to comply with requirements and/ or limitations under the American Recovery and Reinvestment Act, or any other laws, rules, regulations, or regulatory agreements up to and including revocation on the award.
The 2021 Incentive Compensation Plan, approved by shareholders on April 13, 2021, governs awards. This material is an overview for your reference.
Any bonus, commission, or other compensation, including but not limited to payments made under the Fifth Third Bancorp 2021 Incentive Compensation Plan received is subject to recovery, or “claw back” by the Company for a period of 3 years (or such longer period as may be required by law) if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by law.